Citigroup Inc.	February 21, 2013 Medium-Term Senior Notes, Series H Pricing Supplement No. 2013—CMTNH0040 Filed Pursuant to Rule 424(b)(2) Registration No. 333-172562
Upturn Securities Linked to a Basket of Common Stocks Due February 24, 2015

▪
The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the performance of the basket described below from its initial basket level to its final basket level.

▪
The securities offer leveraged exposure to a limited range of potential appreciation of the basket. In exchange, investors in the securities must be willing to forgo (i) any appreciation in excess of the maximum return at maturity specified below and (ii) any dividends on the shares that compose the basket. Investors must also be willing to accept full downside exposure to any depreciation of the basket. If the final basket level is less than the initial basket level, you will lose 1% of the stated principal amount of your securities for every 1% of that depreciation.  You may lose up to all of your investment.

▪
In order to obtain the modified exposure to the basket that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations.

KEY TERMS
Basket:	Basket Component	Weighting	Initial Share Price*	Multiplier**
	Shares of common stock of 3D Systems Corporation	25.00%	$60.20	4.15282
	Shares of common stock of Google Inc.	25.00%	$806.85	0.30985
	Shares of common stock of Netflix, Inc.	25.00%	$196.45	1.27259
	Shares of common stock of LinkedIn Corporation	25.00%	$160.76	1.55511

* The initial share price for each basket component is the closing price of that basket component on the strike date.
** The multiplier for each basket component was determined as follows: (initial basket level × weighting) / initial share price.  The multiplier for each basket component is subject to limited dilution and reorganization adjustments as described in the accompanying product supplement.

Aggregate stated principal amount:	$3,300,000
Stated principal amount:	$1,000 per security
Strike date:	February 19, 2013
Issue date:	February 26, 2013
Pricing date	February 21, 2013
Valuation date:	February 19, 2015, subject to postponement if such date is not a scheduled trading day for a basket component or if certain market disruption events occur with respect to a basket component
Maturity date:	February 24, 2015
Payment at maturity:
For each $1,000 security you hold at maturity:
▪     If the final basket level is greater than or equal to the initial basket level:
$1,000 + the leveraged return amount, subject to the maximum return at maturity
▪     If the final basket level is less than the initial basket level:
$1,000 × the basket performance factor
If the final basket level is less than the initial basket level, your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing up to all of your investment.

Initial basket level:	1,000, which is the sum of the products of each basket component’s initial share price and its multiplier
Final basket level:
The closing level of the basket on the valuation date.  The closing level of the basket on any date is equal to the sum of the products of each basket component’s closing price on that date and its multiplier.

Leveraged return amount:	$1,000 × basket percent increase × leverage factor
Basket percent increase:	(final basket level – initial basket level) / initial basket level
Leverage factor:	300%
Basket performance factor:	final basket level / initial basket level
Maximum return at maturity:	38%. Because of the maximum return at maturity, the payment at maturity will not exceed $1,380.00 per security.
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	1730T0RX9 / US1730T0RX99
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer
Per security:	$1,000	$22.50	$977.50
Total:	$3,300,000	$74,250	$3,225,750
(1) For information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-02-02 dated December 27, 2012	Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011

            The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Upturn Securities Linked to a Basket of Common Stocks Due February 24, 2015

Additional Information

General.  The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity or, in the case of a delisting of any of the basket components, could give us the right to call the securities prior to maturity. These events, including market disruption events and other events affecting the basket components, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting of Company Shares,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Adjustment of the multiplier.  The multiplier for each basket component is subject to adjustment upon the occurrence of any of the events described in the accompanying product supplement in the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” with respect to that basket component.

Postponement of the valuation date.  If the valuation date is postponed for a reason that affects less than all of the basket components, the final basket level will be calculated based on (i) for each unaffected basket component, its closing price on the originally scheduled valuation date and (ii) for each affected basket component, its closing price on the valuation date as postponed.  See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial basket level to the final basket level.

Investors in the securities will not receive any dividends on the shares that compose the basket. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the basket components” below.

February 2013	PS-2

Citigroup Inc.
Upturn Securities Linked to a Basket of Common Stocks Due February 24, 2015

Your actual payment at maturity per security will depend on the actual final basket level, which will in turn depend on the actual closing price of each basket component on the valuation date. The examples below are intended to illustrate how your payment at maturity will depend on whether the final basket level is greater than or less than the initial basket level and by how much.

Example 1—Upside Scenario A. The hypothetical final basket level is 1,050.00 (a 5% increase from the initial basket level), which is greater than the initial basket level.

Basket Component	Initial Share Price	Hypothetical Closing Price on Valuation Date	Hypothetical Basket Component Performance	Multiplier	Product of Hypothetical Closing Price on Valuation Date and Multiplier
3D Systems Corporation	$60.20	$69.23	15.00%	4.15282	287.50
Google Inc.	$806.85	$968.22	20.00%	0.30985	300.00
Netflix, Inc.	$196.45	$216.10	10.00%	1.27259	275.00
LinkedIn Corporation	$160.76	$120.57	–25.00%	1.55511	187.50
Hypothetical Final Basket Level:					1,050.00
Percentage Change from Initial Basket Level to Hypothetical Final Basket Level:					5.00%

Payment at maturity per security	=	$1,000 + leveraged return amount, subject to the maximum return at maturity
	=	$1,000 + ($1,000 × 5.00% × 300%), subject to the maximum return at maturity
	=	$1,000 + ($1,000 × 15.00%), subject to the maximum return at maturity
	=	$1,000 + $150.00
	=	$1,150.00

Because the basket appreciated from its initial basket level to its hypothetical final basket level and the hypothetical total return at maturity per security based on the leveraged return amount would be less than the maximum return at maturity of 38.00%, your payment at maturity in this scenario would be equal to the stated principal amount plus the leveraged return amount, or $1,150.00 per security.  In this scenario, the decline in the closing price of one of the four basket components significantly offset the appreciation in the other three basket components.

Example 2—Upside Scenario B. The hypothetical final basket level is 1,400.00 (a 40% increase from the initial basket level), which is greater than the initial basket level.

Basket Component	Initial Share Price	Hypothetical Closing Price on Valuation Date	Hypothetical Basket Component Performance	Multiplier	Product of Hypothetical Closing Price on Valuation Date and Multiplier
3D Systems Corporation	$60.20	$87.29	45.00%	4.15282	362.50
Google Inc.	$806.85	$1,048.91	30.00%	0.30985	325.00
Netflix, Inc.	$196.45	$265.21	35.00%	1.27259	337.50
LinkedIn Corporation	$160.76	$241.14	50.00%	1.55511	375.00
Hypothetical Final Basket Level:					1,400.00
Percentage Change from Initial Basket Level to Hypothetical Final Basket Level:					40.00%

Payment at maturity per security	=	$1,000 + leveraged return amount, subject to the maximum return at maturity
	=	$1,000 + ($1,000 × 40.00% × 300%), subject to the maximum return at maturity
	=	$1,000 + ($1,000 × 120.00%), subject to the maximum return at maturity
	=	$1,000 + $1,200, subject to the maximum return at maturity
	=	$1,380.00

Because the basket appreciated from its initial basket level to its hypothetical final basket level and the hypothetical total return at maturity per security based on the leveraged return amount would be greater than the maximum return at maturity of 38.00%, your payment at maturity in this scenario would be limited to the maximum payment at maturity of $1,380.00 per security.  In this scenario, the securities would underperform a direct investment in the basket components.

February 2013	PS-3

Citigroup Inc.
Upturn Securities Linked to a Basket of Common Stocks Due February 24, 2015

Example 3—Downside Scenario A. The hypothetical final basket level is 850.00 (a 15% decrease from the initial basket level), which is less than the initial basket level.

Basket Component	Initial Share Price	Hypothetical Closing Price on Valuation Date	Hypothetical Basket Component Performance	Multiplier	Product of Hypothetical Closing Price on Valuation Date and Multiplier
3D Systems Corporation	$60.20	$36.12	–40.00%	4.15282	150.00
Google Inc.	$806.85	$403.43	–50.00%	0.30985	125.00
Netflix, Inc.	$196.45	$206.27	5.00%	1.27259	262.50
LinkedIn Corporation	$160.76	$200.95	25.00%	1.55511	312.50
Hypothetical Final Basket Level:					850.00
Percentage Change from Initial Basket Level to Hypothetical Final Basket Level:					–15.00%

Payment at maturity per security	=	$1,000 × basket performance factor
	=	$1,000 × (850 / 1000)
	=	$1,000 × .85
	=	$850.00

Because the basket depreciated from its initial basket level to its hypothetical final basket level, you would have 1-to-1 exposure to the negative performance of the basket and would receive less than the stated principal amount at maturity.  In this scenario, the significant decline in the closing price of two of the four basket components more than offset the appreciation in the other two basket components.

Example 4—Downside Scenario B. The hypothetical final basket level is 400.00 (a 60% decrease from the initial basket level), which is less than the initial basket level.

Basket Component	Initial Share Price	Hypothetical Closing Price on Valuation Date	Hypothetical Basket Component Performance	Multiplier	Product of Hypothetical Closing Price on Valuation Date and Multiplier
3D Systems Corporation	$60.20	$0.00	–100.00%	4.15282	0.00
Google Inc.	$806.85	$645.48	–20.00%	0.30985	200.00
Netflix, Inc.	$196.45	$39.29	–80.00%	1.27259	50.00
LinkedIn Corporation	$160.76	$96.46	–40.00%	1.55511	150.00
Hypothetical Final Basket Level:					400.00
Percentage Change from Initial Basket Level to Hypothetical Final Basket Level:					–60.00%

Payment at maturity per security	=	$1,000 × basket performance factor
	=	$1,000 × (400 / 1000)
	=	$1,000 × .40
	=	$400.00

Because the basket depreciated from its initial basket level to its hypothetical final basket level, you would have 1-to-1 exposure to the negative performance of the basket and would receive less than the stated principal amount at maturity.  In this scenario, each of the basket components experiences significant depreciation.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the basket components.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

February 2013	PS-4

Citigroup Inc.
Upturn Securities Linked to a Basket of Common Stocks Due February 24, 2015

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

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You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity.  Instead, your payment at maturity will depend on the performance of the basket.  If the final basket level is less than the initial basket level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final basket level is less than the initial basket level.  There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

■
The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

■
Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited by the maximum return at maturity of 38%, which is equivalent to a maximum payment at maturity of $1,380 per security.  Because the leverage factor provides 300% exposure to any positive performance of the basket, any increase in the final basket level over the initial basket level by more than 12.67% will not increase your return on the securities and will progressively reduce the effective amount of leverage provided by the securities.  As a result of the maximum return at maturity, the return on an investment in the securities may be less than the return on a direct investment in the basket components.

■	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive any payments that become due under the securities.

■
The terms of the securities are based on the closing prices of the basket components on the strike date, which preceded the pricing date for the securities, and may be less favorable than they would be if they were based on the closing prices of the basket components on the pricing date.  In particular, if the closing price of any basket component is less on the pricing date than it was on the strike date, the multiplier for that basket component will be smaller than it would have been had it been calculated based on the closing price of that basket component on the pricing date.  A smaller multiplier will result in a lower final basket level, which will adversely affect your payment at maturity.  If the closing prices of the basket components are generally less on the pricing date than they were on the strike date, the terms of the securities may be less favorable than alternative investments that may be available to you that offer a similar payout but with multipliers that were set on the pricing date.

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The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.

Citigroup Global Markets Inc. intends to make a secondary market in relation to the securities and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets Inc. shall be determined in Citigroup Global Markets Inc.’s sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets Inc. that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets Inc. may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the securities and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the securities until the maturity date. Where a market does exist, to the extent that an investor wants to sell the securities, the price may, or may not, be at a discount from the stated principal amount.

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The basket components may offset each other.  The performances of the basket components may not correlate with each other.  If one or more of the basket components appreciates, the other basket components may not appreciate as much or may even depreciate.  In such event, the appreciation of one or more of the basket components may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the price of the other basket components.

■
The fact that the securities are linked to a basket does not mean that the securities represent a diversified investment.  First, the basket components are all issued by companies in the U.S. technology sector.  Therefore, they will all be subject to risks that affect that sector.  Second, the securities are subject to the credit risk of Citigroup Inc.  No amount of diversification that may be represented by the basket components will offset the risk that we may default on our obligations under the terms of the securities.

■
The basket components may be highly correlated in decline.  The performances of the basket components may become highly correlated during periods of declining prices.  This may occur because of events that have broad effects on markets generally, or on the market in which the basket components operate specifically.  All of the basket components are in the U.S. technology sector.  If the basket components become correlated in decline, the depreciation of one basket component will not be offset by the performance of any other basket component and, in fact, each basket component will contribute to an overall decline in the level of the basket.

February 2013	PS-5

Citigroup Inc.
Upturn Securities Linked to a Basket of Common Stocks Due February 24, 2015

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The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or other relevant factors, the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price because the issue price includes, and secondary market prices are likely to exclude, underwriting fees and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. Any secondary market price is also likely to be reduced by the costs of unwinding the related hedging transactions. Any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc. as a result of dealer discounts, mark-ups or other transaction costs.

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Your payment at maturity depends on the closing prices of the basket components on a single day. Because your payment at maturity depends solely on the closing prices of the basket components on the valuation date, you are subject to the risk that the closing prices of the basket components on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the basket components, or if the payment at maturity were based on an average of the closing levels of the basket components throughout the term of the securities, you might have achieved better returns.

■
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on a number of factors, including the price and volatility of the basket components, the correlation among the basket components, dividend yields on the basket components, interest rates generally, the time remaining to maturity and our creditworthiness. You should understand that the value of your securities at any time prior to maturity may be significantly less than the stated principal amount.

■
Investing in the securities is not equivalent to investing in the basket components. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the basket components. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

■
Our offering of the securities is not a recommendation of the basket or the U.S. technology sector.  The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the basket or the U.S. technology sector is likely to achieve favorable returns.  In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the basket components or in instruments related to the basket components, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket.  These and other activities of our affiliates may adversely affect the price of the basket components and may have a negative impact on your interests as a holder of the securities.

■
The prices of the basket components may be adversely affected by our or our affiliates’ hedging and other trading activities.  We have hedged our obligations under the securities through affiliated or unaffiliated counterparties, who may take positions directly in the basket components or in instruments related to the basket components.  Our affiliates also trade the basket components and other financial instruments related to the basket components on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers.  These activities could affect the prices of the basket components in a way that negatively affects the value of the securities.  They could also result in substantial returns for us or our affiliates while the value of the securities declines.

■
We may have economic interests that are adverse to yours as a result of our affiliates’ business activities.  Our affiliates may currently or from time to time engage in business with the issuers of the basket components, including extending loans to, making equity investments in or providing advisory services to those issuers.  In the course of this business, our affiliates may acquire non-public information about those issuers, which we will not disclose to you.  Moreover, if any of our affiliates becomes a creditor of any of those issuers, they may exercise any remedies against that issuer that are available to them without regard to your interests.

■
An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the prices of the basket components.  For example, we will not make any adjustment for ordinary dividends, partial tender offers or additional public offerings of the basket components.  Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event.  Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the basket components would not.

■
If any basket component is delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount.  If we exercise this call right, you will receive the amount described under "Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting of Company Shares" in the accompanying product supplement.  This amount may be less, and possibly significantly less, than the stated principal amount of the securities.

■
The securities may become linked to shares of an issuer other than the issuer of the original basket component upon the occurrence of a reorganization event or upon the delisting of a basket component. For example, if the issuer of a basket component enters into a merger agreement that provides for holders of its common stock to receive stock of another entity, the

February 2013	PS-6

Citigroup Inc.
Upturn Securities Linked to a Basket of Common Stocks Due February 24, 2015

stock of such other entity will become the common stock represented by the basket component for all purposes of the securities upon consummation of the merger.  Additionally, if a basket component is delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares representing the common stock of another issuer to be a successor basket component.  See "Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting of Company Shares" in the accompanying product supplement.

■
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, corporate events with respect to the issuers of the basket components that may require a dilution adjustment or the delisting of the shares, Citigroup Global Markets Inc., as calculation agent, will be required to make certain judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

■
The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Historical Information About the Basket

Because the basket has been created solely for purposes of these securities, historical information on the performance of the basket does not exist for dates prior to the date of this pricing supplement.  The graph below sets forth the hypothetical historical daily closing levels of the basket for the period from May 26, 2011 to February 21, 2013, assuming that the basket was created on May 26, 2011 with a closing level of 1,000 on that date and that each basket component has a multiplier equal to (1,000 × 25%) divided by the closing price of that basket component on May 26, 2011.  May 26, 2011 is the earliest date on which historical information for all four of the basket components is available.  Any historical trend in the closing level of the basket during the period shown below is not an indication of the performance of the basket during the term of the securities.

The Basket Components

The information set forth below about the issuer of each basket component has been obtained from publicly available sources, without independent verification.  Each basket component is registered under the Securities Exchange Act of 1934, as amended (the

February 2013	PS-7

Citigroup Inc.
Upturn Securities Linked to a Basket of Common Stocks Due February 24, 2015

“Exchange Act”).  Companies with securities registered under the Exchange Act are required to periodically file financial and other information specified by the SEC.  Information filed by the issuer of each basket component with the SEC can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by each of these issuers can be located by reference to its SEC file number provided below. In addition, information regarding each of these issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This pricing supplement relates only to the securities offered hereby and does not relate to the basket components.  We have derived all disclosures contained in this pricing supplement regarding the issuers of the basket components from the publicly available documents described in the preceding paragraph.  In connection with the offering of the securities, neither Citigroup Inc. nor Citigroup Global Markets Inc. has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the basket components, such publicly available documents or any other publicly available information regarding those issuers.

The securities represent obligations of Citigroup only. The issuers of the basket components are not involved in any way in this offering and have no obligation relating to the securities or to holders of the securities.

Neither Citigroup nor any of its respective subsidiaries makes any representation to you as to the performance of the basket components or the basket.

3D Systems Corporation

According to its publicly available filings, 3D Systems Corporation, which we refer to as 3D Systems, is a global provider of three-dimensional content-to-print solutions including printers, print materials, on-demand custom parts services and creative content development, design productivity tools and curation services and downloads for professionals and consumers alike. Information provided to or filed with the SEC by 3D Systems pursuant to the Exchange Act can be located by reference to the SEC file number 001-34220.

Historical Information Regarding the Common Stock of 3D Systems

The graph below shows the closing price of shares of common stock of 3D Systems for each day such price was available from May 26, 2011 to February 21, 2013.  The table that follows shows the high and low closing prices of, and dividends paid on, those shares for each quarter in that same period.  We obtained the closing prices and other information below from Bloomberg L.P., without independent verification.  You should not take the historical prices shown below as an indication of future performance.

February 2013	PS-8

Citigroup Inc.
Upturn Securities Linked to a Basket of Common Stocks Due February 24, 2015

Common Stock of 3D Systems Corporation	High ($)	Low ($)	Dividends ($)
2011
Second Quarter (beginning May 26, 2011)	19.99	17.50	0.00
Third Quarter	26.87	13.99	0.00
Fourth Quarter	19.36	13.50	0.00
2012
First Quarter	24.52	15.36	0.00
Second Quarter	34.21	22.43	0.00
Third Quarter	44.30	32.48	0.00
Fourth Quarter	53.35	33.86	0.00
2013
First Quarter (through February 21, 2013)	69.80	54.89	n/a

The closing price of shares of common stock of 3D Systems on February 21, 2013 was $54.89.  We make no representation as to the amount of dividends, if any, that may be paid on those shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on those shares.

Google Inc.

According to its publicly available filings, Google Inc., which we refer to as Google, is a global technology company that provides products and services enabling users to find, create and organize information, advertisers to deliver advertisements, and to provide members of its network with fee-generating advertisements. Information provided to or filed with the SEC by Google pursuant to the Exchange Act can be located by reference to the SEC file number 000-50726.

Historical Information Regarding the Common Stock of Google

The graph below shows the closing price of shares of common stock of Google for each day such price was available from January 2, 2008 to February 21, 2013.  The table that follows shows the high and low closing prices of, and dividends paid on, those shares for each quarter in that same period.  We obtained the closing prices and other information below from Bloomberg L.P., without independent verification.  You should not take the historical prices shown below as an indication of future performance.

February 2013	PS-9

Citigroup Inc.
Upturn Securities Linked to a Basket of Common Stocks Due February 24, 2015

Common Stock of Google Inc.	High ($)	Low ($)	Dividends ($)
2008
First Quarter	685.33	413.62	0.00
Second Quarter	594.90	446.84	0.00
Third Quarter	555.15	381.00	0.00
Fourth Quarter	411.72	257.44	0.00
2009
First Quarter	378.77	282.75	0.00
Second Quarter	444.32	354.09	0.00
Third Quarter	499.06	396.63	0.00
Fourth Quarter	622.73	484.58	0.00
2010
First Quarter	626.75	526.43	0.00
Second Quarter	595.30	444.95	0.00
Third Quarter	530.41	436.07	0.00
Fourth Quarter	627.16	522.35	0.00
2011
First Quarter	639.63	557.10	0.00
Second Quarter	591.80	474.88	0.00
Third Quarter	622.46	490.92	0.00
Fourth Quarter	645.90	495.52	0.00
2012
First Quarter	668.28	568.10	0.00
Second Quarter	651.01	559.05	0.00
Third Quarter	756.50	570.48	0.00
Fourth Quarter	768.05	647.18	0.00
2013
First Quarter (through February 21, 2013)	806.85	702.87	n/a

The closing price of shares of common stock of Google on February 21, 2013 was $795.53.  We make no representation as to the amount of dividends, if any, that may be paid on those shares in the future.  In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on those shares.

Netflix, Inc.

According to its publicly available filings, Netflix, Inc., which we refer to as Netflix, is a global provider of Internet subscription service for the streaming of TV shows and movies over the Internet and a provider of a delivery service for viewing standard definition DVDs and Blu-ray discs. Information provided to or filed with the SEC by Netflix pursuant to the Exchange Act can be located by reference to the SEC file number 000-49802.

Historical Information Regarding the Common Stock of Netflix

The graph below shows the closing price of shares of common stock of Netflix for each day such price was available from January 2, 2008 to February 21, 2013.  The table that follows shows the high and low closing prices of, and dividends paid on, those shares for each quarter in that same period.  We obtained the closing prices and other information below from Bloomberg L.P., without independent verification.  You should not take the historical prices shown below as an indication of future performance.

February 2013	PS-10

Citigroup Inc.
Upturn Securities Linked to a Basket of Common Stocks Due February 24, 2015

Common Stock of Netflix, Inc.	High ($)	Low ($)	Dividends ($)
2008
First Quarter	38.17	21.77	0.00
Second Quarter	40.70	26.07	0.00
Third Quarter	32.97	26.73	0.00
Fourth Quarter	30.04	17.94	0.00
2009
First Quarter	43.42	29.54	0.00
Second Quarter	49.61	37.08	0.00
Third Quarter	47.73	38.70	0.00
Fourth Quarter	61.13	44.62	0.00
2010
First Quarter	75.06	49.13	0.00
Second Quarter	126.81	75.00	0.00
Third Quarter	170.63	98.02	0.00
Fourth Quarter	205.90	149.33	0.00
2011
First Quarter	247.55	177.90	0.00
Second Quarter	273.68	228.16	0.00
Third Quarter	298.73	113.16	0.00
Fourth Quarter	123.24	63.87	0.00
2012
First Quarter	129.25	72.24	0.00
Second Quarter	113.97	62.66	0.00
Third Quarter	84.97	53.79	0.00
Fourth Quarter	95.69	56.05	0.00
2013
First Quarter (through February 21, 2013)	196.45	92.01	n/a

The closing price of shares of common stock of Netflix on February 21, 2013 was $187.15.  We make no representation as to the amount of dividends, if any, that may be paid on those shares in the future.  In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on those shares.

LinkedIn Corporation

According to its publicly available filings, LinkedIn Corporation, which we refer to as LinkedIn, operates an online professional network on the Internet through which its members are able to create, manage and share their professional identities online, build and engage with their professional networks, access shared knowledge and insights, and find business opportunities.  Information provided to or filed with the SEC by LinkedIn pursuant to the Exchange Act can be located by reference to the SEC file number 001-35168.

February 2013	PS-11

Citigroup Inc.
Upturn Securities Linked to a Basket of Common Stocks Due February 24, 2015

Historical Information Regarding the Common Stock of LinkedIn

The graph below shows the closing price of shares of common stock of LinkedIn for each day such price was available from May 19, 2011 to February 21, 2013.  The table that follows shows the high and low closing prices of, and dividends paid on, those shares for each quarter in that same period.  We obtained the closing prices and other information below from Bloomberg L.P., without independent verification.  You should not take the historical prices shown below as an indication of future performance.

Common Stock of LinkedIn Corporation	High ($)	Low ($)	Dividends ($)
2011
Second Quarter (beginning May 19, 2011)	95.45	63.71	0.00
Third Quarter	109.97	71.27	0.00
Fourth Quarter	93.93	59.07	0.00
2012
First Quarter	103.31	61.79	0.00
Second Quarter	117.30	91.09	0.00
Third Quarter	123.23	93.51	0.00
Fourth Quarter	121.98	95.62	0.00
2013
First Quarter (through February 21, 2013)	162.66	111.17	n/a

The closing price of shares of common stock of LinkedIn on February 21, 2013 was $157.36.  We make no representation as to the amount of dividends, if any, that may be paid on those shares in the future.  In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on those shares.

United States Federal Tax Considerations

You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

February 2013	PS-12

Citigroup Inc.
Upturn Securities Linked to a Basket of Common Stocks Due February 24, 2015

•
Upon a sale or exchange of the securities, or retirement of the securities at maturity, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if you held the securities for more than one year.

Subject to the discussion in the accompanying product supplement regarding Section 871(m) of the Internal Revenue Code, under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

You should read the section entitled "United States Federal Tax Considerations" in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

Citigroup Global Markets Inc., an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $22.50 for each $1,000 security sold in this offering. From this underwriting fee, Citigroup Global Markets Inc. will pay selected dealers a fixed selling concession of $22.50 for each $1,000 security they sell.

Citigroup Global Markets Inc. is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement and prospectus supplement and “Plan of Distribution” in the accompanying prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We may hedge our obligations under the securities through an affiliate of Citigroup Global Markets Inc. and us or through unaffiliated counterparties, and our counterparties may profit from such expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing prices of the basket components and, therefore, the value of and your return on the securities. For additional information on the ways in which we may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

February 2013	PS-13

Citigroup Inc.
Upturn Securities Linked to a Basket of Common Stocks Due February 24, 2015

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated January 17, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on January 17, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities, nor the issuance and delivery of the securities, nor the compliance by Citigroup Inc. with the terms of the securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2013 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

February 2013	PS-14